Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3ASR (Nos. 333-209385 and 333-209385-01) of Jefferies Group LLC of our report dated January 27, 2017, except for the change in the manner in which the Company accounts for restricted cash in the statement of cash flows discussed in Note 3 to the consolidated financial statements, as to which the date is January 28, 2019, relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.
/s/ PricewaterhouseCoopers LLP
New York, New York
January 28, 2019